As filed with the Securities and Exchange Commission on October 19, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NUTRACEUTICAL INTERNATIONAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	87-0515089
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification Number)

1400 Kearns Boulevard, 2nd Floor,

Park City, Utah  84060,

Ph. (435) 655-6106

Stanley E. Soper

Vice President, Legal Affairs

Nutraceutical International Corporation

1400 Kearns Boulevard, 2nd Floor

Park City, Utah  84060

Ph. (435) 655-6000

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public:  From time to time after the effectiveness of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common stock, $0.01 par value per share	1,500,000	$15.26	$22,882,500	$702.50

(1)             Plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

(2)             Estimated solely for purposes of calculating the registration fee based upon the average of the high ($15.30) and low ($15.21) prices reported for the shares of the common stock reported on the NASDAQ National Market on October 17, 2007, pursuant to Rule 457(c).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

DATED OCTOBER 19, 2007	PROSPECTUS

NUTRACEUTICAL INTERNATIONAL CORPORATION

1,500,000 Shares of Common Stock, $0.01 Par Value Per Share

Stock Purchase Plan for Employees, Stakeholders and Shareholders of
Nutraceutical International Corporation

Nutraceutical International Corporation, a Delaware corporation, is an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores. Internationally, Nutraceutical markets and distributes branded nutritional supplements and other natural products to and through health and natural product distributors and retailers. Nutraceutical’s core business strategy is to acquire, integrate and operate, from beginning to end, the manufacturing, marketing and distribution of branded nutritional supplement businesses in the natural products industry. Nutraceutical believes that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

Nutraceutical sells branded nutritional supplements and other natural products under the trademarks Solaray®, KAL®, Nature’s Life®, Natural Balance®, NaturalMax®, VegLife®, Premier One®, Pioneer®, CompliMed®, Sunny Green®, Zand®, Natra-Bio®, bioAllers®, Herbs for Kids™, NaturalCare®, Natural Sport®, Supplement Training Systems™, FunFresh Foods™, ActiPet®, Action Labs®, Thompson®, Montana Big Sky™, Body Gold®, Healthway®, Living Flower Essences®, Life-flo®, Larenim®, AllVia™, Sayge BioSciences™, Monarch Nutritional Laboratories™ and Great Basin Botanicals™. Under the name Woodland Publishing™, we publish, print and market a line of books and booklets to, among others, book distributors, national retail bookstores and health and natural food stores. We also distribute branded products of certain third parties.

Nutraceutical owns neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™ and Cornucopia Community Market™. Nutraceutical also own health food stores, which operate under the trade names Arizona Health Foods™, Fresh Vitamins™, Granola’s™ and Pilgrim’s Natureway™. With this Prospectus, we are offering you the opportunity to participate in our Stock Purchase Plan for Employees, Stakeholders and Shareholders of Nutraceutical International Corporation (the “Plan”). The Plan allows our existing stockholders to increase their holdings of our common stock, par value $ 0.01 per share (“common stock”) and gives new investors an opportunity to make an initial investment in our common stock.

PLAN HIGHLIGHTS

•       If you are an existing stockholder, you may purchase additional shares of common stock by making optional cash payments of not less than $25 per transaction and up to a maximum of $10,000 per month (“optional cash purchase”). This may be done by sending in a check, wiring funds or making an individual electronic deduction (“individual deduction”) from a U.S. bank account.

•       If you are a new investor, you may join the Plan by making an initial investment of not less than $250 and up to a maximum of $10,000 (“initial investment” and, together with optional cash purchases, “cash purchases”). You may also join the Plan by authorizing automatic deductions from your U.S. bank account totaling at least this amount (together, cash purchases and automatic deductions are “investments”).

•       We may offer discounts ranging from 0% to 5% on investments. At our discretion, the discount may be offered at variable rates on one, all or a combination of the sources of investments or not at all.

•       Participation in the Plan is voluntary and you may terminate your account at any time.

Investing in our shares of common stock involves risks. You should consider certain risk factors before enrolling in the Plan. See “Risk Factors” on page 1 of this Prospectus and the documents incorporated herein by reference for more information. We suggest you retain this Prospectus for future reference.

Our shares of common stock are quoted on the NASDAQ National Market under the symbol “NUTR.” The last reported sales price of our common stock on October 17, 2007 was $15.23.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

No person has been authorized to give any information or to make any representations other than those contained or incorporated in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to sell or solicitation of an offer to buy any securities other than those to which it relates, or an offer or solicitation with respect to those securities to which it relates to any persons in any jurisdiction where such offer or solicitation would be unlawful. You should not assume the information contained or incorporated by reference herein is accurate as of any date other than the date on the front cover of this Prospectus.

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RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND OTHER INFORMATION INCLUDED IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IN EVALUATING US AND OUR BUSINESS. IF ANY OF THE EVENTS DESCRIBED BELOW OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE OCCUR, OUR BUSINESS AND FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED IN A MATERIAL WAY. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, PERHAPS SIGNIFICANTLY.

Before you decide to participate in the Plan and invest in shares of our common stock, you should be aware of the following material risks in making such an investment. You should consider carefully these risk factors together with all information included or incorporated by reference in this Prospectus before you decide to participate in the Plan and purchase shares of common stock. In addition, you should consult your own financial and legal advisors before making an investment.

Risks Related to the Plan

You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or conduct a sale of shares.

The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

American Stock Transfer & Trust Company (the “Administrator”) administers the Plan. As the agent for participants in the Plan (“participants”), the Administrator will establish an account for each participant and will send each participant a year-to-date account statement of his or her account with every investment transaction confirming the details of the  transaction and the resulting share balance in the account. The Administrator also performs other duties related to the stock transfer processing and the Plan, including the conversion of certificate shares to book-entry and the transfer of uncertificated shares. The Administrator also acts as registrar for Nutraceutical’s stock.

If you instruct the Administrator to sell shares under the Plan, you will not be able to direct the time or price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale.

If you decide to withdraw from the Plan, the Administrator will continue to hold your shares unless you request a certificate for whole shares.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated herein by reference include ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these provisions. All statements other than statements of historical fact are ‘‘forward-looking statements’’ for purposes of federal and state securities laws, including statements about anticipated future operating and financial performance, financial position and liquidity, growth opportunities and growth rates, pricing plans, acquisition and divestiture opportunities, business prospects, strategic alternatives, business strategies, regulatory and competitive outlook, investment and expenditure plans, financing needs and availability and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as ‘‘aims,’’ ‘‘anticipates,’’ ‘‘believes,’’ ‘‘could,’’ ‘‘estimates,’’ ‘‘expects,’’ ‘‘hopes,’’ ‘‘intends,’’ ‘‘may,’’ ‘‘plans,’’ ‘‘projects,’’ ‘‘seeks,’’ ‘‘should,’’ ‘‘will’’ and variations of these words and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Forward-looking statements by us are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Such forward-looking statements may be contained in this Prospectus (and the documents incorporated by reference herein) under ‘‘Risk Factors,’’ or may be contained in our Annual Report on Form 10-K or in our Quarterly Reports on Form 10-Q under headings such as ‘‘Management’s Discussion and Analysis of Financial Conditions and Results of Operations’’ and ‘‘Business,’’ or in our Current Reports on Form 8-K and all amendments to these reports, among other places. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by us as a result of a number of important factors. Examples of these factors include (without limitation):

•       our competitive environment;

•       the success of any future acquisitions;

•       changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States; and

•       the matters described under ‘‘Risk Factors.’’

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this Prospectus not to occur. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this Prospectus. Investors should also be aware that while we do, at various times, communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential information. Accordingly, investors should not assume that we agree with any statement or report issued by an analyst irrespective of the content of the statement or report. To the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not our responsibility.

INDUSTRY, MARKET SHARE AND OTHER INFORMATION

Unless otherwise indicated, information contained in this Prospectus and the documents incorporated herein by reference pertaining to our general expectations concerning this industry and our competitors’ market position and market shares within this industry are based on assumptions and estimates prepared by us using data from industry sources, and on assumptions made by us based on our management’s knowledge and experience in the markets in which we operate. We believe these estimates are accurate as of the date of this Prospectus; however, this information may prove to be inaccurate because, as a result of the method by which we obtained some of the data for our estimates or the nature of the information, it cannot always be verified with certainty. We have not independently verified data from industry or other third-party sources and cannot guarantee its accuracy or completeness. In addition, we believe that data regarding our industry and our market positions and market shares within the industry provide general guidance but are inherently imprecise. Further, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under ‘‘Cautionary Statement Concerning Forward-Looking Statements’’ in this Prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. Any information that we reference this way is considered part of this Prospectus.

We incorporate by reference into this Prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K as well as proxy statements. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this Prospectus.

This Prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

•       Our Annual Report on Form 10-K for the fiscal year ended September 30, 2006, filed with the Securities and Exchange Commission on November 30, 2006;

•       Our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2007, filed with the Securities and Exchange Commission on July 26, 2007, March 31, 2007, filed with the Securities and Exchange Commission on April 26, 2007, and December 31, 2006, filed with the Securities and Exchange Commission on January 26, 2007;

•       Our Current Reports on Form 8-K, filed with the Securities and Exchange Commission on July 26, 2007, April 26, 2007 and January 26, 2007;

•       Our Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on December 29, 2006;

•       The description of our common stock contained in our Form 8-A, filed with the Securities and Exchange Commission on February 5, 1998.

These documents contain important information about us and our financial condition. Information contained in this Prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this Prospectus, while information that we file with the SEC after the date of this Prospectus that is incorporated by reference will automatically update and supersede this information.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, and, as a result, file periodic reports, proxy statements and other information with the Securities and Exchange Commission. We have filed a registration statement on Form S-3 with the Securities and Exchange Commission regarding this offering. The registration statement of which this Prospectus is a part contains additional important information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this Prospectus certain information that is included in the registration statement of which this Prospectus forms a part. You should refer to the registration statement and its exhibits to read that information.

You may read and copy the registration statement, the related exhibits, the periodic reports we file and the other material we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the operation of the public reference room. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the Securities and Exchange Commission. The website’s address is www.sec.gov.

Our website is www.nutraceutical.com. Our filings are available on our investor relations website. Information contained in or connected to our website is not a part of this Prospectus. You may also request a copy of these filings, at no cost, by writing us at: 1400 Kearns Boulevard, 2nd Floor, Park City, Utah  84060 or telephoning us at (435) 655-6106.

THE COMPANY

Nutraceutical is an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores. Nutraceutical sells branded nutritional supplements and other natural products under the trademarks Solaray®, KAL®, Nature’s Life®, Natural Balance®, NaturalMax®, VegLife®, Premier One®, Pioneer®, CompliMed®, Sunny Green®, Zand®, Natra-Bio®, bioAllers®, Herbs for Kids™, NaturalCare®, Natural Sport®, Supplement Training Systems™, FunFresh Foods™, ActiPet®, Action Labs®, Thompson®, Montana Big Sky™, Body Gold®, Healthway®, Living Flower Essences®, Life-flo®, Larenim®, AllVia™, Sayge BioSciences™, Monarch Nutritional Laboratories™ and Great Basin Botanicals™. Under the name Woodland Publishing™, we publish, print and market a line of books and booklets to, among others, book distributors, national retail bookstores and health and natural food stores. We also distribute branded products of certain third parties.

Our executive offices are located at 1400 Kearns Boulevard, 2nd Floor, Park City, Utah 84060. You can also contact us by telephone at (435) 655-6106, or through our website at ww.nutraceutical.com/investor. The information on our website is not considered part of this prospectus. We make available free of charge through our website, under the “Investor Relations—SEC Filings” section, all our reports that we file or furnish pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission (the “SEC”).

You may also find our Code of Ethics and charter of the Audit Committee at our website under the “Investor Relations—SEC filings”—Corporate Governance” section. You may find a discussion of our strategy and competitive edge and other information under “About Us.”  These documents are also available in print to any stockholder who requests them by contacting us at the address or telephone number listed above. Unless specifically noted otherwise in this Prospectus, all references to “we,” “us,” “our,” or “Nutraceutical” refer to Nutraceutical International Corporation and its subsidiaries.

DESCRIPTION OF THE PLAN

The following is a summary description of the Plan.

1.               What is the Purpose of the Plan?

The primary purpose of the Plan is to benefit long-term investors who want to increase their investment in our common stock. We may use the Plan to raise additional capital through the direct sale of our common stock to our existing stockholders or to new investors who, in connection with any resales of such shares, may be deemed to be underwriters. Our ability to waive limitations applicable to the amounts that participants may invest pursuant to the cash purchase feature of the Plan will allow for these sales.

The Plan provides our existing stockholders with a convenient and economical way to purchase shares of common stock by investing funds through optional cash purchases of not less than $25 per transaction and not more than $10,000 per month. Persons who are not currently stockholders may make initial investments of not less than $250 and not more than $10,000 to purchase shares of common stock under the Plan. If you are an existing stockholder, you may also sign up for automatic deductions of not less than $25 per transaction and up to a maximum of $5,000 per transaction, and up to $10,000 per month, from your U.S. bank account. Automatic deductions are a series of automatic, scheduled deductions while individual deductions are one-time deductions authorized for one transaction. The limits described in this paragraph may be waived. See Questions 12 and 13.

2.               Who is eligible to participate in the Plan?

Our employees and directors, individuals associated with health and natural food stores, including store owners, employees and customers (“health food store affiliates”), new investors and existing stockholders of Nutraceutical are eligible to participate in the Plan.

3.               How does a new investor participate in the Plan?

If you are a new investor and would like to participate in the Plan, please read this Prospectus before you invest. Once you have read this Prospectus, you may enroll on-line through our website at www.nutraceutical.com/investor or at the Administrator’s website at www.amstock.com. Alternatively you may complete the enclosed enrollment form and mail it to the Administrator in the envelope provided. Please follow the instructions for authorizing an initial investment.

New investors can participate in the Plan by making an initial investment in our common stock of not less than $250 up to a maximum of $10,000. If you are a new investor, you may make an initial investment by:

•       Authorizing an individual deduction of at least $250 but not more than $5,000 from your U.S. bank account. Individual deductions are one-time deductions authorized by you for one transaction; or

•       Mailing a check or money order for at least $250 but not more than $10,000 to the Administrator along with your enrollment form. Checks must be drawn on a U.S. or Canadian bank denominated in U.S dollars. Please make the check or money order payable to “American Stock Transfer & Trust Company—NUTR”.

The purchase price for shares purchased with an initial investment of not less than $250 up to a maximum of $10,000 will be equal to the market price. See answer to Question 11 for a description of how the market price is determined.

4.               How does an existing stockholder participate in the Plan?

Enrollment is available on-line through Nutraceutical’s website at www.nutraceutical.com/investor or through American Stock Transfer & Trust at www.amstock.com. See “Administration” for information on how to access your account. Alternatively, you may enroll by completing the enclosed enrollment form and mailing it to the Administrator in the envelope provided. Your participation will begin promptly after your Plan enrollment is received. Once you enroll, your participation continues automatically for as long as you wish to participate in the Plan.

5.               Are there any restrictions on participation by employees or directors or others associated with Nutraceutical?

Yes. Every purchase or sale of Nutraceutical’s stock by employees or directors, including purchases and sales through the Plan, must be made in compliance with the Nutraceutical’s Policy on Transactions in Securities, as it may be updated from time to time. In addition to other limitations, Nutraceutical’s Policy on Transactions in Securities provides that employees, officers, executive officers and directors of Nutraceutical may not trade in Nutraceutical stock if they are in possession of material, non-public information about Nutraceutical. A copy of Nutraceutical’s Policy on Transactions in Securities is available to employees and directors from Nutraceutical’s Legal Department.

6.               How does an employee or director participate in the Plan?

Employees of Nutraceutical may enroll and participate in the Plan just like any stockholder. Many employees find the most convenient way to participate is through automatic deductions from a U.S. bank account. Please see the answers to Questions 1, 2 and 3 above for more information. Similarly, directors of Nutraceutical may enroll and participate in the Plan just like any stockholder.

Nutraceutical may in the future institute a mechanism for employees or directors to be able to choose to have all or any part of their compensation deducted and used to purchase shares in the Plan, either in connection with their normal payroll or in connection with discretionary payments (“compensation deductions”). This option may be offered to some or all employees or directors. If this service is offered, eligible employees and directors will be notified of availability and the enrollment procedures to sign up for compensation deductions.

Transactions submitted through compensation deductions are handled by the Administrator separately from other investment transactions conducted through the Plan and may be eligible for discounts ranging from 0% to 5% offered independently from any discounts available to other participants in the Plan. Investments through compensation deductions may be subject to different maximum investment amounts  or no maximum investment amounts, on either an aggregate monthly basis or on a per transaction basis, in either case as determined by Nutraceutical, but may be subject to the same minimum investment amounts.

Employees and directors may make cash purchases or individual deductions outside of compensation deductions and participate just as any other stockholder, subject to the same minimum or maximum investment amounts, and may be eligible to receive discounts ranging from 0% to 5% if offered to other participants.

7.               How does a health food store affiliate participate?

Health food store affiliates may enroll and participate in the Plan just like any stockholder. Many of these investors will find the most convenient way to participate is through automatic deductions. Please see the answers to Questions 1, 2 and 3 above. These investments are subject to the same minimum or maximum investment amounts, and may be eligible to receive discounts ranging from 0% to 5% if offered to other participants.

8.               As a participant, what are my investment options under the Plan other than automatic deductions?

Once enrolled in the Plan, you may elect to make optional cash investments in our common stock of not less than $25 per transaction and up to a maximum of $10,000 per month. The $25 minimum applies only to optional cash investments by existing stockholders. New investors must make an initial investment of not less than $250.

The purchase price for shares purchased with optional cash purchases up to $10,000 per month will be equal to the market price. See Question 11 for a description of how the market price is determined.

We may offer discounts ranging from 0% to 5%. At our discretion, the discount may be offered at variable rates on one, all or a combination of the sources of investments or not at all.

9.        How do I make cash purchases under the Plan?

If you already own shares of our common stock, are enrolled in the Plan and want to make optional cash purchases, you can send the Administrator a check or money order for optional cash purchases of not less than $25 per transaction and not more than $10,000 per month. If you do not already own shares of common stock registered in your own name, you can send the Administrator a completed Authorization Form and a check or money order for an initial investment of not less than $250 per transaction and not more than $10,000 per month. Cash purchases may not exceed $10,000 per month.

If you choose to submit a check or money order, please make sure to include the contribution form from your Plan statement and mail it to the address specified on the Plan statement. Alternatively, you can authorize an individual deduction from your U.S. bank account through the Administrator. Individual deductions may not exceed $5,000 per transaction.

You may also make automatic deductions by electronic funds transfer from a pre-designated U.S. bank account. You may also make monthly purchases of a specified dollar amount, paid for by automatic withdrawal from your U.S. bank account by electronic funds transfer, by contacting the Administrator or us or by accessing the Administrator’s website at www.amstock.com and following the simple instructions therein. Once automatic deductions are initiated, funds will be withdrawn from your bank account on either the 1st or 15th of each month, or both (as chosen by you), or the next business day if either the 1st or the 15th is not a business day, and will normally be invested on a Thursday within five business days of receipt. Automatic deductions are subject to a maximum transaction amount not to exceed $5,000 per transaction.

In order for funds to be invested, you will be required to provide (i) a completed Authorization Form (if you are not already enrolled as a Participant); and (ii) a check, money order or electronic funds transfer from a bank account that you designate. Generally, funds must clear before the related cash purchase investment is effective, although we may, in our discretion, accept such funds following the investment. Checks or money orders should be made payable to “American Stock Transfer & Trust Company—NUTR”

If you submit funds for a cash purchase, the Administrator will hold the funds until the funds clear and then proceed with the cash purchase. If you decide not to make a cash purchase after you have submitted funds to the Administrator, you may make a written request to the Administrator no later than two business days prior to the cash purchase for funds not already invested under the Plan. Such funds will be cancelled or returned to you as soon as practicable. However, in the latter event, the Administrator will not refund a check or money order until the Administrator has actually received the funds. Accordingly, such refunds may be delayed up to three weeks. No interest will be paid on funds that the Administrator holds pending investment or return to the participant. If the investment has already occurred and shares posted to your account, such purchase funds cannot be cancelled or returned to you.

After you have submitted an initial Authorization Form, you do not need to submit additional Authorization Forms. You may choose to make cash purchases monthly or periodically and you may make cash purchases even if you do not participate in other features of the Plan.

At our sole discretion, we may aggregate all Plan accounts that we believe to be under the common control or management of a participant for purposes of determining applicable investment limitations. We may also aggregate all cash purchases for participants with more than one account using the same name, address or social security or taxpayer identification number. In the event that we determine such aggregation would exceed the limits that we have established for investment under the Plan, the Administrator may return, without interest, as promptly as practicable, any amount in excess of the investment limitations.

10.          Who is the Administrator of the Plan?

American Stock Transfer & Trust Company, a registered transfer agent, administers the Plan and will use a registered broker/dealer of its choice to provide certain administrative support to the Administrator. As the agent for the participants, the Administrator will establish an account for each participant and will send each participant a comprehensive year-to-date statement of his or her account confirming any transaction and the resulting share balance in the account. The Administrator also performs other duties related to the Plan, including the conversion of certificates into uncertificated shares and automatic closing of accounts that own less that one whole share.

You should direct any questions that you have regarding the Plan, your Plan account, the sale of shares held in your Plan account or the issuance of stock certificates to the Administrator as follows:

Transaction Requests:

Nutraceutical Direct Stock Purchase Plan for
Employees, Stakeholders and Shareholders of Nutraceutical International Corporation
c/o American Stock Transfer & Trust Company
P.O. Box 922, Wall Street Station
New York, New York 10269-0560

Investor Relations:

Nutraceutical Direct Stock Purchase plan for
Employees, Stakeholders and Shareholders of Nutraceutical International Corporation
c/o American Stock Transfer & Trust Company
59 Maiden Lane
New York, New York 10037

Or Call Toll Free: (877) 366-6442. Please include a reference to Nutraceutical International Corporation in all correspondence.

You may visit the Administrator’s website at www.amstock.com. At this website, you can enroll in the Plan, obtain information, and perform certain transactions on your Plan account. See “Administration” for more information regarding how to access your account and the administration of the Plan.

11.          When are investments made under the Plan and how are investments priced?

Funds from cash purchases and initial investments that have cleared are generally processed on Thursday, at least once every five business days from receipt by the Administrator. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 35 days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment. If a check submitted or ACH debit transaction is returned to the Plan Administrator as “unpaid” or “unauthorized”, the Plan Administrator will resell the shares just purchased and liquidate additional shares, if necessary, to reimburse itself for any fees or loss incurred when reselling the shares from your account.

For purposes of determining the price per share on the investment date (the “market price”), if the shares are being sourced directly from Nutraceutical, the price will be equal to the average of the high and low sale prices of our common stock, computed up to four decimal places, if necessary, as quoted on the NASDAQ National Market, for the applicable trading day immediately preceding the investment date. The purchase price may be reduced by any applicable discount. If the shares are being sourced from the open market, the price will be equal to the weighted average of all investment transactions made by the Administrator’s broker, computed up to four decimal places, if necessary, for the applicable trading day(s) immediately preceding the investment date.

We may offer discounts ranging from 0% to 5% on investments. At our discretion, the discount may be offered at variable rates on one, all or a combination of the sources of investments or not at all.

12.          How do I make an optional cash purchase or an initial investment in excess of the maximum monthly amount?

Cash purchases in excess of $10,000 per month may be made only pursuant to a request for waiver (“request for waiver”) that we have approved in writing and only if we have decided to consider granting waivers in any given month. You may visit www.nutraceutical.com/investor to find out whether or not we are considering waivers. If we are considering waivers, then you may submit a request for waiver by carefully following the instructions you obtain at such website. If we or our Administrator do not respond to a request for waiver within two (2) business days of transmission, then you should consider the request for waiver denied. If your request for waiver is approved, you will be notified and then, unless we agree otherwise, no later than the first business day prior to the first day of the approved pricing period, we must receive good funds as directed on the request for waiver form and the Administrator must receive the approved request for waiver.

We have the sole discretion to approve any request for waiver and to set the terms with respect to the approval of any request for waiver. In deciding whether to approve a request for waiver, we may consider relevant factors, including, but not limited to, the following:

•       whether the Plan is then acquiring newly issued shares of common stock directly from us or acquiring shares in the open market or in privately negotiated transactions from third parties;

•       our need for additional funds;

•       the attractiveness of obtaining additional funds through the sale of common stock as compared to other sources of funds;

•       the purchase price likely to apply to any sale of common stock;

•       the stockholder submitting the request;

•       the extent and nature of the stockholder’s prior participation in the Plan;

•       the number of shares of common stock held of record by the stockholder; and

•       the aggregate number of optional cash purchases and initial investments in excess of $10,000 for which requests for waiver have been submitted by all existing stockholders and new investors.

If requests for waiver are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine to be appropriate. The Plan does not provide for a predetermined maximum amount that an existing stockholder or new investor may invest or a maximum number of shares that may be purchased pursuant to a request for waiver.

13.          What additional provisions apply to cash purchases made pursuant to a request for waiver?

If a request for waiver is approved, the price of shares purchased pursuant to the request for waiver will be determined using a pricing period of not less than one but not more than 10 trading days, as determined by us in our sole discretion, commencing on a date set by us. Optional cash purchases or initial investments made pursuant to a request for waiver will be used to purchase shares of our common stock on or after the business day following the last day of the pricing period. This date is referred to as the waiver investment date. The Administrator will apply all good funds received by wire on or before the first business day before the pricing period to the purchase of shares of our common stock. Funds received after this date will be returned to you.

For purposes of determining the price per share on the waiver investment date, the price will be equal to the average of the high and low sale prices of our common stock, computed up to four decimal places, if necessary, as quoted on the NASDAQ National Market, for the applicable trading day immediately preceding the waiver investment date. The purchase price on any waiver investment date may be reduced by any applicable discount.

For any pricing period, we may establish a minimum purchase price per share, referred to as the threshold price, applicable to optional cash purchases and initial investments made pursuant to a request for waiver. At least two business days prior to the first day of the applicable pricing period, we will decide whether to establish a threshold price, and if so, its amount. We will notify the Administrator as to the amount of the threshold price, if any. We will make this determination at our discretion after a review of current market conditions, the level of participation in the Plan and current and projected capital needs.

If a threshold price is established for any pricing period, it will be fixed as a dollar amount that the average of the high and low sale prices of our common stock as quoted on the NASDAQ National Market for each trading day during the applicable pricing period must equal or exceed (not adjusted for a waiver discount, if any). In the event that the threshold price is not satisfied for a trading day in the pricing period, then that trading day will be excluded from the pricing period and all trading prices for that trading day will be excluded from the determination of the purchase price. In addition, we will exclude from the pricing period and from the determination of the purchase price any trading day in which no trades of common stock are made on the NASDAQ National Market. Thus, for example, for a five-day pricing period, if the threshold price is not satisfied or no trades of our common stock are reported for one of the five trading days in the pricing period, then the purchase price will be based on the remaining four trading days in which the threshold price is satisfied.

In addition, a portion of each optional cash purchase or initial investment will be returned for each trading day of a pricing period in which the threshold price is not satisfied or for each trading day in which no trades of our common stock are reported on the NASDAQ National Market. The amount returned will be equal to a pro rata portion of the amount of the optional cash purchase or initial investment  for each trading day that the threshold price is not satisfied or in which no trades of our common stock are reported. For example, for a five-day pricing period, if the threshold price is not satisfied or no trades of our common stock are reported for one of the five trading days in the pricing period, then 1/5 (or 20%) of the optional cash purchase or initial investment will be returned without interest.

The establishment of the threshold price and the possible return of a portion of an optional cash purchase or initial investment applies only to optional cash purchases and initial investments made pursuant to a request for waiver. Setting a threshold price for a pricing period will not affect the setting of a threshold price for a subsequent pricing period. We may waive our right to set a threshold price for any pricing period. Neither we nor the Administrator are required to provide you with any written notice as to the threshold price for any pricing period. You may visit us at www.nutraceutical.com/investor to find out if a threshold price has been fixed or waived for any given pricing period.

For each pricing period, we may establish a discount from the market price applicable to optional cash purchases and initial investments made pursuant to a request for waiver. This waiver discount, if any, will range from 0% to 5% of the purchase price determined by the pricing period and may vary for each pricing period. The waiver discount, if any, will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of our common stock as compared to other sources of funds and current and projected capital needs. You may obtain information regarding the maximum waiver discount, if any, by visiting us at www.nutraceutical.com/investor. Setting a waiver discount for a particular pricing period will not affect the setting of a waiver discount for any subsequent pricing period. The waiver discount, if any, will apply only to optional cash purchases and initial investments in excess of $10,000. The waiver discount will apply to the entire optional cash purchase or initial investment made pursuant to a waiver and not just the portion in excess of $10,000. Any discount applicable to initial investments up to $10,000 and optional cash purchases up to $10,000 per month will not apply to initial investments and optional cash purchases made pursuant to a request for waiver.

We will only establish a threshold price or waiver discount for shares that are purchased directly from us.

14.          Can I maintain multiple accounts?

It depends. If you set up multiple accounts using variations of the same name, bearing the same social security number or tax identification number, or do anything else, regardless of the form, for the purpose of evading the $10,000 limitation on investments, you will still be considered a single participant for purposes of the $10,000 limitation. If you have some shares of common stock registered in your name and other shares registered under a nominee’s or broker’s street name, or in the name of a corporation, trust, co-tenancy, partnership or other entity of which you are an “affiliate,” you and all of your affiliates may only invest a total of $10,000 per month under the Plan. For purposes of this Plan, “affiliate” is defined in the same manner as in Rule 405 of the Securities Act of 1933 and includes any person or persons controlling, controlled by or under common control with you. Separate custodial or trust accounts for separate beneficiaries will, however, be entitled to invest up to $10,000 per account each month. Purchases made for an account of a participant in a plan that is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, will not be included in this $10,000 limitation.

15.          How can I determine if a discount is being offered for purchases of shares of common stock directly from Nutraceutical?

You may visit us at www.nutraceutical.com/investor for recorded information regarding whether or not a discount is being offered for investments. We may change or discontinue such discount, which may range from 0% to 5%, at any time and without prior notice to participants, after we review current market conditions, the level of participation in the Plan, and our current and projected capital needs. We may establish a different waiver discount ranging from 0% to 5% for shares purchased from us for cash purchases exceeding $10,000 per month that we have approved pursuant to a request for waiver (see Question 12).

We will pay all transaction and brokerage trading fees on shares purchased through the Plan when shares are being acquired from Nutraceutical. If shares are acquired through open market sources,

brokerage trading fees not to exceed the rate of $0.10 per share may be factored into the weighted average price of shares that you acquired during the pricing period. You may be responsible for certain charges if you sell shares through the Plan.

16.        How are the number of shares to be purchased for my account determined?

The number of shares, including fractional shares, purchased under the Plan will depend on the amount of your investment and the price of the shares determined as provided above. Shares purchased under the Plan, including fractional shares, will be credited to your account. Both whole and fractional shares will be purchased. Fractional shares will be computed to three decimal places.

This Prospectus relates to shares of our common stock registered for sale under the Plan. We cannot assure you there will be enough shares to meet the requirements under the Plan. If we do not have a sufficient number of registered shares to meet the Plan requirements during any month, the portion of any investments received by the Administrator but not invested in our shares under the Plan will be returned to participants without interest.

17.        What are the source of shares purchased under the Plan?

Shares purchased under the Plan will normally come from our authorized but unissued shares of common stock. However, we reserve the right to issue shares from our treasury position or to instruct the Administrator to purchase shares for you in the open market, rather than issue new shares. Such market purchases may be made on any securities exchange where shares of our common stock are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery, and otherwise as the Administrator may determine. You will pay no service fees, brokerage trading fees or other charges on purchases under the Plan when shares are newly issued or issued from our treasury position. If shares are acquired through open market sources, brokerage trading fees at the rate of  $.10 a share may be factored into the weighted average price of shares that you acquired during the pricing period.

18.          What if I want to discontinue use of the Plan?

You may discontinue using Plan services at any time. The Administrator will continue to hold your shares in registered, uncertificated form unless you request a certificate for any full shares and a check for any fractional share. In addition, you may request that all or part of your shares be sold. When your shares are sold, you will receive the proceeds less a handling charge of $15.00 and any brokerage trading fees.

Generally, an eligible stockholder or new investor may again become a participant. However, we reserve the right to reject the enrollment of a previous participant on grounds of excessive joining and termination. This reservation is intended to minimize administrative expense and to encourage use of the Plan as a long-term investment service.

19.        What can I do with certificates I own?

Shares of our common stock that you acquire under the Plan will be maintained in your Plan account in uncertified form; certificates will not be issued to you unless you ask for one. You may send certificates you own to the Administrator for conversion into uncertificated book-entry form—this protects your shares against loss, theft or accidental destruction and also provides a convenient way for you to keep track of your shares. Only shares held in uncertificated book-entry form may be sold through the Plan.

If you own shares of our common stock in certificated form, you may convert your certificate shares into uncertificated shares through the Administrator, free of charge. Contact the Administrator for delivery instructions for sending certificates.

20.        What if I want a certificate for my uncertificated book-entry shares?

You may request a physical certificate be delivered to you, free of charge. Simply contact the Administrator through their website www.amstock.com, call or write them.

21.        What information will I receive about my account?

The Administrator will send a year-to-date transaction statement  confirming the details of each transaction that you make. This statement will show you all transactions you conducted through the Plan for the year. Additionally, you may access your account on-line at any time to manage your account, view your account details, download forms, conduct transactions and receive answers to frequently asked questions. To access your account please visit the Administrator’s website at www.amstock.com and follow the simple instructions.

22.        What are your responsibilities under the Plan?

Neither we, the Administrator nor any agent of Nutraceutical or the Administrator will be liable in administering the Plan for any act done in good faith, or for any omission to act in good faith, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon that participant’s death prior to the receipt of notice in writing of such death. Since we have delegated all responsibility for administering the Plan to the Administrator, we specifically disclaim any responsibility for any of its actions or in actions in connection with the administration of the Plan.

You should recognize that neither we, the Administrator, nor any agent can assure you of a profit or protect you against a loss on shares purchased under the Plan.

We reserve the right to interpret and regulate the Plan.

23.        What about suspension, modification or termination of the Plan?

We reserve the right to suspend, modify or terminate the Plan at any time. Participants will be notified of any suspension, modification or termination of the Plan. Upon our termination of the Plan, shares will continue to be maintained in uncertificated form unless you specifically ask for a certificate. A certificate will be issued to you free of charge for the number of full shares in your account. Any fractional share in your account will be converted to cash based on the market price of such shares on the date of termination and remitted to you by check or automatic deposit to a bank account that you designate.

24.        Are there other things I need to know about?

There are several miscellaneous items:

Effect of Stock Dividend, Stock Split or Rights Offering. Any shares we distribute as a stock dividend on shares (including fractional shares) will be credited to your account under the Plan, or upon any split of such shares, will be credited to your account. Share dividends or splits distributed on all other shares held by you and registered in your own name will be mailed directly to you. In a rights offering, your entitlement will be based upon your total holdings, including those credited to your account under the Plan. Rights applicable to shares credited to your account under the Plan will be sold by the Administrator and the proceeds will be credited to your account under the Plan and applied to the purchase of shares on the next investment date. Transaction processing may be curtailed or suspended until the completion of any stock dividend, stock split, rights offering or other corporate action.

If you want to exercise, transfer or sell any portion of the rights applicable to the shares credited to your account under the Plan, you must request, at least two days prior to the record date for the issuance of any such rights, that a portion of the shares credited to your account be transferred from your account and registered in your name. Except in unusual circumstances, the record date will be approximately 21 days in advance of the applicable distribution date.

Voting of Participant’s Shares Held Under Plan. The shares credited to your account under the Plan will be voted in accordance with your instructions. If you are a participant and are not a holder of record of shares in your own name, you will be furnished with a form of proxy covering the shares credited to your account under the Plan. If you are a participant and are the holder of record of shares in your own name, your proxy will be deemed to include shares, if any, credited to your account under the Plan and the shares held under the Plan will be voted in the same manner as the shares registered in your own name. If a proxy is not returned, none of your shares will be voted unless you vote in person. If you want to vote in person at a meeting of stockholders, a proxy for shares credited to your account under the Plan may be obtained upon written request received by the Administrator at least 15 days before the meeting.

LIMITATION OF LIABILITY

The Plan provides that neither we nor the Administrator, nor any agent of Nutraceutical or the Administrator, will be liable in administering the Plan for any act done in good faith or any omission to act in good faith in connection with the Plan. This limitation includes, but is not limited to, any claims of liability relating to:

•       the failure to terminate your Plan account upon your death prior to receiving written notice of your death; or

•       the purchase or sale prices reflected in your Plan account or the dates of purchases or sales of shares under the Plan; or

•       any loss or fluctuation in the market value of our shares after the purchase or sale of shares under the Plan.

The foregoing limitation of liability does not represent a waiver of any rights you may have under applicable securities laws.

USE OF PROCEEDS

The net proceeds we realize from sales of our authorized and unissued shares of common stock or treasury stock pursuant to the Plan will be used for general business purposes. We will not receive any proceeds from shares purchased by the Administrator in open market or negotiated purchases. We do not know either the number of shares that will be purchased under the Plan or the prices at which the shares will be sold to participants.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of certain federal income tax considerations of participation in the Plan. This summary is for general information only and does not constitute tax advice. The information in this section is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder, current administrative interpretations and practices of the Internal Revenue Service (the “Service”), and court decisions, all as of the date of this Prospectus. Future legislation, Treasury Regulations, administrative interpretations and practices or court decisions could significantly change the current law or adversely affect existing interpretations of current law. Any change could apply retroactively to transactions preceding the date of the change.

The tax consequences for participants who do not reside in the United States will vary from jurisdiction to jurisdiction. In the case of a foreign stockholder whose distributions are subject to United States income tax withholding, the amount of the tax to be withheld will be deducted from the amount of the distribution and the balance will be reinvested. You are urged to consult your tax advisor to determine the particular tax consequences that may result from your participation in the Plan.

TAX CONSEQUENCES OF OPTIONAL CASH PAYMENTS

Participants who choose to make investments when a discount is being offered will be treated as having received a distribution equal to the excess, if any, of the fair market value on the investment date of the shares of common stock purchased over the amount of the cash payment made by the Participant. The fair market value should generally equal the average of the daily high and low sale prices of our shares of common stock, as quoted by the NASDAQ National Market for the investment date. The tax treatment of participants who purchase shares at a discount is not entirely clear under existing law. However, the Service has indicated in certain private letter rulings that such individuals will not be treated as having received a taxable distribution with respect to any discount in purchase price offered pursuant to the Plan. A taxable distribution of this sort is generally taxed as income, at your current income rate. Private letter rulings are not binding on the Service and cannot be relied upon by any taxpayer other than those to whom the ruling is addressed. Nevertheless such rulings often reflect the current thinking of the Service. In light of this, the Administrator may issue to you a 1099 form or other tax form reflecting the amount of the discount you received.

The tax basis of shares of common stock acquired by investment will generally equal the total amount of distribution you are treated as having received, as described above, plus the amount of the cash payment. Your holding period in such shares (including fractional shares) generally begins on the day after the applicable dividend payment date in the case of shares purchased from us and on the day after the shares are credited to your account in the case of shares purchased in market transactions.

TAX CONSEQUENCES OF DISPOSITIONS

You may realize gain or loss when shares of common stock are sold or exchanged, whether the sale or exchange is made at your request upon withdrawal from the Plan or takes place after withdrawal from or termination of the Plan and, in the case of a fractional share, when you receive a cash payment for a fraction of a share of common stock credited to your account. Assuming that shares have been held as capital assets, such gain or loss will be capital in nature. The amount of the capital gain or loss will be the difference between the amount that you receive for the shares of common stock (including fractional shares) and your tax basis in such shares or fraction thereof. Capital gains of individuals derived with respect to capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

BACKUP WITHHOLDING AND INFORMATION REPORTING

Under certain circumstances described below, we or the Administrator may be required to deduct “backup withholding” on distributions paid to a stockholder, regardless of whether those distributions are reinvested. Similarly, the Administrator may be required to deduct backup withholding from all proceeds of sales of common shares held in a Plan account. A participant will be subject to backup withholding if (1) the participant has failed to properly furnish us and the Administrator with its taxpayer identification number; (2) the Service notifies us or the Administrator that the identification number furnished by the participant is incorrect; (3) the Service notifies us or the Administrator that backup withholding should be commenced because the participant has failed to report properly distributions paid to it; or (4) when required to do so, the participant has failed to certify, under penalties of perjury, that the participant is not subject to backup withholding.

PLAN OF DISTRIBUTION

Subject to the discussion below, we will distribute newly issued shares of our common stock sold under the Plan. You will pay no service fees or brokerage trading fees on shares that are newly issued or issued from our treasury stock. However, if you request that shares be sold, you will receive the proceeds less a handling charge of $15.00 and brokerage trading fee of $.10 per share. The common stock is currently quoted on the NASDAQ National Market.

In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of existing stockholders and new investors who may be engaged in the securities business.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept investments made pursuant to requests for waiver by such persons.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to investments made pursuant to requests for waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Delaware General Corporation Law, or DGCL, authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•       for breach of duty of loyalty;

•       for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•       under Section 174 of the DGCL (unlawful dividends or stock repurchases); or

•       for transactions from which the director derived improper personal benefit.

Our certificate of incorporation provides that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to, and do, carry directors’ and officers’ insurance for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

LEGAL MATTERS

The validity of the shares of common stock being offered by this Prospectus will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois. Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Nutraceutical International Corporation and certain of its affiliates in connection with certain legal matters.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2006 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14—OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Expenses payable in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, are estimated as follows:

Securities and Exchange Commission filing fees	$702
Printing and engraving expenses and postage	2,000
Plan Administrator set up fee	3,000
Legal fees and expenses	5,000
Accounting fees and expenses	5,000
Miscellaneous	5,000
TOTAL	$20,702

ITEM 15—INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Sections 145(a) and (b) of the DGCL provide generally that a corporation has the power to indemnify its officers, directors, employees and agents against expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by them in connection with specified acts, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a ‘‘derivative action’’), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 145(a) and (b) of the DGCL, as described in the preceding paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The statute further provides that it is not exclusive of other indemnification that may be granted by any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by Section 102(b)(7) of the DGCL, Nutraceutical’s Certificate of Incorporation provides that a director shall not be personally liable to Nutraceutical or its stockholders for monetary damages for breach of fiduciary duty as a director, except that a director may be liable (i) for any breach of the director’s duty of loyalty to Nutraceutical or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by Section 145 of the DGCL, Nutraceutical’s Certificate of Incorporation also provides that its directors and officers (including former directors and officers) shall be indemnified and held harmless by Nutraceutical to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith; provided, however, that, except in limited circumstances, Nutraceutical shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board.

A directors’ and officers’ insurance policy insures each of Nutraceutical’s directors and officers against liabilities incurred in their capacity as such for which they are not otherwise indemnified, subject to certain exclusions. This is in addition to the insurance coverage that Nutraceutical maintains in the event it is required to indemnify a director or officer for indemnifiable claims.

ITEM 16—EXHIBITS.

Reference is made to the attached Exhibit Index.

ITEM 17—UNDERTAKINGS.

(A)  The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             to include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)         to reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Nutraceutical International Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Park City, State of Utah, on this 19th day of October 2007.

NUTRACEUTICAL INTERNATIONAL CORPORATION
By:	/s/ FRANK W. GAY II
Frank W. Gay II
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ FRANK W. GAY II	Director, Chairman of the Board and	October 19, 2007
Frank W. Gay II	Chief Executive Officer (Principal
Executive Officer)
/s/ JEFFREY A. HINRICHS	Director, Executive Vice President,	October 19, 2007
Jeffrey A. Hinrichs	Chief Operating Officer and
Secretary
/s/ CORY J. MCQUEEN	Vice President and Chief Financial	October 19, 2007
Cory J. McQueen	Officer (Principal Financial and
Accounting Officer)
/s/ GREGORY M. BENSON	Director	October 19, 2007
Gregory M. Benson
/s/ MICHAEL D. BURKE	Director	October 19, 2007
Michael D. Burke
/s/ J. KIMO ESPLIN	Director	October 19, 2007
J. Kimo Esplin
/s/ JAMES D. STICE	Director	October 19, 2007
James D. Stice

EXHIBIT INDEX

3.1

Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3 to the Registrant’s Registration Statement on Form S-1/A filed with the SEC on January 28, 1998).

3.2	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3 to the Registrant’s Registration Statement on Form S-1/A filed with the SEC on January 28, 1998).
4.1	Specimen of common stock certificate (incorporated by reference to Exhibit 4 to the Registrant’s Registration Statement on Form S-1/A filed with the SEC on January 28, 1998).
*5.1	Opinion of Kirkland & Ellis LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
*23.2	Consent of Kirkland & Ellis LLP (included in exhibit 5.1).
24.1	Power of Attorney (included on signature page to original registration statement).
99.1	Form of Enrollment Form for the Nutraceutical International Corporation Stock Purchase Plan.

*                    Filed electronically herewith.